Exhibit 99.3

ECOLAB

Third Quarter 2017 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab's website at www.ecolab.com/investor. Replays of this and prior webcasts and related materials are available at that site. Listening to a webcast requires Internet access, Windows Media Player or other compatible streaming media player.

ECOLAB THIRD QUARTER 2017

3Q 2017 Overview

◢Sales:

▪	Reported and fixed currency sales both +5%; acquisition adjusted fixed currency sales +3%. Absent the impact of hurricanes, estimated acquisition adjusted fixed currency sales +4%.
▪

New business growth, new product introductions, share gains and pricing drove acquisition adjusted fixed currency sales increases across all business segments. Expect continued sales acceleration in the fourth quarter and into 2018.

◢Operating Income:

▪	Reported operating margin -70 bps; adjusted fixed currency operating margin -60 bps. Absent the impact of hurricanes, acquisition adjusted fixed currency operating margin was estimated to be -20 bps.
▪	Reported and adjusted operating income +1%. Absent the impact of hurricanes, acquisition adjusted fixed currency operating income was estimated to be +3%.
▪	Pricing, volume growth and cost saving initiatives offset higher delivered product costs, hurricane impacts and investments in the business during the quarter.

◢Earnings:

▪

Reported diluted EPS $1.34, +6% versus last year; adjusted diluted EPS $1.37, +7% versus last year. Includes hurricane impacts estimated at a negative $0.04 per share, or a 3 percentage point reduction in EPS growth.

▪	EPS growth also benefited from ongoing work to lower our tax rate and interest expense, as well as a reduced share count.

◢Outlook:

▪

2017: Adjusted diluted EPS of $4.65 to $4.75, +6% to 9% (includes an estimated $0.08 per share headwind from hurricane impacts and $0.01 per share reduction from the expected Equipment Care sale). Prior forecast was $4.70 to $4.90.

▪

4Q: We expect accelerating fixed currency sales (+5% to 6%), adjusted net income (+>10%) and adjusted diluted EPS of $1.35 to $1.45, +8% to 16% (includes an estimated $0.04 per share headwind from hurricane impacts and $0.01 per share income reduction from the expected sale of Equipment Care).

SUMMARY

Ecolab’s underlying sales and profit fundamentals continued to improve through the third quarter, and we are building momentum as we finish 2017.  Continued pricing and new business gains drove third quarter acquisition adjusted fixed currency sales growth in all our business segments despite the unfavorable impact of hurricanes in North America.  The sales gains, along with pricing, product innovation and ongoing cost efficiency work, more than offset higher delivered product costs. These, along with our work to lower interest expense and our tax rate, and fewer shares, yielded the third quarter’s 7% adjusted earnings per share increase.

We expect further improvement in the fourth quarter.  Underlying sales trends in most of our business segments continue to show improving trends that were temporarily masked by the severe weather impacts in North America.  We look for better year-on-year fourth quarter acquisition adjusted fixed currency sales growth in all our business segments as we once again work aggressively to outpace our markets, benefiting from recent new business gains and leveraging investments we have made to further improve sales and service force effectiveness and profitability. We expect accelerating pricing to exceed continued delivered product cost headwinds in the fourth quarter, including increases driven by the third quarter hurricanes, and along with our product and innovation cost efficiency work, yield better operating income growth in the quarter. This income growth, along with lower interest expense, a lower tax rate and fewer shares, is expected to deliver adjusted diluted earnings per share in the $1.35 to $1.45 range, increasing 8% to 16% over the prior year; this forecast includes an expected hurricane impact of approximately a negative $0.04 per share and the $0.01 per share impact from the sale of Equipment Care, which together represent a 4 percentage point headwind to EPS growth.  Currency translation is expected to have a favorable impact of approximately $0.02 per share in the fourth quarter.

Reflecting the hurricanes’ negative impact on sales and delivered product costs in our second half (totaling an estimated $0.08 per share) and the expected sale of Equipment Care (whose loss of income is estimated to reduce fourth quarter earnings per share by $0.01), we have revised our full year 2017 forecasted adjusted diluted earnings per share to the $4.65 to $4.75 range, increasing 6% to 9% versus the prior year.  Our previous adjusted diluted earnings per share forecast was $4.70 to $4.90. Currency translation is expected to have a neutral impact to full year earnings.

HIGHLIGHTS

•	Third quarter diluted earnings per share were $1.34.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, third quarter 2017 adjusted diluted earnings per share were $1.37. This compared with adjusted diluted earnings per share of $1.28 a year ago.

•	Hurricane related impacts on sales and costs were estimated to be a negative $0.04 per share in the third quarter, representing a 3 percentage point reduction in EPS growth.
•	Consolidated acquisition adjusted fixed currency sales rose for all our business segments. Regionally, acquisition adjusted fixed currency sales growth was led by Europe and Asia Pacific.

•

Reported operating margins decreased 70 basis points. Adjusted fixed currency operating margins decreased 60 basis points.  Absent the impact of the hurricanes, acquisition adjusted fixed currency operating margin declined an estimated 20 bps as price and volume increases were more than offset by the margin impact of higher delivered product costs in the quarter.  Adjusted fixed currency operating income rose 1%.  Absent the impact of the hurricanes, acquisition adjusted fixed currency operating income is estimated to have increased 3%.

•	The operating income gain, along with lower interest expense, a lower tax rate and fewer shares outstanding, yielded a 7% increase in third quarter 2017 adjusted diluted earnings per share.
•

We continue to aggressively work to drive our growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing and cost efficiencies to grow our top and bottom lines at improved rates.  We also continue to see underlying sales volume and pricing improve across most of our business segments, and look for that to more than offset continued delivered product cost headwinds and yield stronger operating income growth.

•

We expect fourth quarter fixed currency sales to rise in the 5% to 6% range, with adjusted net income increasing more than 10%, as improved sales momentum and stronger pricing drive results and more than offset higher delivered product costs. Adjusted diluted earnings per share are expected to be in the $1.35 to $1.45 range, up 8% to 16%. Included in the fourth quarter forecast are hurricane related impacts estimated to be -$0.04 per share and the loss of Equipment Care income as a consequence of its planned divestiture estimated to be -$0.01 per share;

together these represent an estimated 4 percentage point headwind to fourth quarter EPS growth.
•

Reflecting the impact of the hurricanes and higher delivered product costs, we have revised our full year adjusted diluted earnings per share forecast to the $4.65 to $4.75 per share range in 2017, rising 6% to 9%. We expect the impact of the hurricanes on full year sales and costs will be approximately a negative $0.08 per share and the Equipment Care sale to reduce income by $0.01 per share. Our prior forecast was $4.70 to $4.90. We do not expect the 2017 hurricanes to have a meaningful impact on 2018 results.

•	In summary, we see momentum improving in our business, expect to deliver strong adjusted diluted EPS growth in 2017, and we look for our investments and actions to drive better growth ahead.

2017 IMPROVING GROWTH TRENDS

	2017
Growth (year-on-year)	1Q	2Q	3Q	4Q Forecast

Reported sales	2%	4%	5%	6%-7%

Fixed currency sales*	2%	5%	5%	5%-6%

Adjusted net income*	2%	4%	7%	10%+

Adjusted diluted EPS*	4%	5%	7%	8%-16%

*See “Non-GAAP Financial Measures” section of this discussion for corresponding reconciliations.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	2%
Pricing	1%
Subtotal	3%
Acq./Div.	2%
Fixed currency growth	5%
Currency impact	0%
Total	5%

Amounts in the table may reflect rounding.

Ecolab’s third quarter reported sales increased 5% when compared to the year ago period.  Fixed currency sales also grew 5%, and acquisition adjusted fixed currency sales increased 3%.  Looking at the growth components, volume and mix rose 2% and pricing increased 1%.   Acquisitions and divestitures added 2% and currency was a modest benefit.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	5%	5%
Water	4%	3%
Paper	0%	0%
Life Sciences	9%	9%
Textile Care	1%	1%
Total Global Industrial	4%	3%

FOOD & BEVERAGE

Third quarter fixed currency Food & Beverage sales rose 5% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our food business; good growth in our beverage, brew and dairy operations; and modest gains in protein and agri. Regionally, fixed currency sales growth was strong in Latin America and North America, with good gains in Asia Pacific and Europe.

Globally, Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  Our new business pipeline looks attractive, and we expect to show continued good growth in the fourth quarter.

WATER

Fixed currency Water sales increased 4% compared to the prior year. Acquisition adjusted fixed currency sales grew 3%.  Light industry water treatment sales showed continued good growth led by its innovative technology and service offerings. Heavy industry sales were off slightly, impacted by our exit from low margin business in China as well as the adverse impact of the hurricanes on our U.S. gulf coast customers.  Mining recorded strong growth with good new business wins comparing against last year, when mine closures hurt sales.  Regionally, we saw strong sales growth in Europe and Latin America, moderate growth in North America and Asia Pacific, and a decline in China.

We continue to leverage our innovative solutions to help customers optimize water efficiency, improve operating results and lower costs.  We remain focused on strengthening our corporate account and enterprise sales teams, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We expect better growth in the fourth quarter from continued share gains in the light and mining markets and a return to growth for our heavy business as China improves and the impact of the hurricanes subside.

PAPER

Third quarter fixed currency Paper sales were flat. Absent the impact from the hurricanes, fixed currency sales are estimated to have increased 1%.  Good growth in Latin America and North America, driven by strong sales efforts and business wins, more than offset declines in Europe and China.

In September, we announced an agreement to acquire a paper chemicals business from Georgia-Pacific. The business supplies differentiated products and applications that provide strength, softness and durability to paper; these will enhance Ecolab’s position in the growing tissue and towel and the board and packaging segments of the paper industry. The business had 2016 revenues of approximately $43 million. The transaction is expected to close by year end.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board and packaging, tissue and towel, and pulp. Paper expects to show better growth in the fourth quarter driven through continued globalization of best practices and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences third quarter fixed currency sales increased 9% as we saw good growth from recent business wins and pricing execution. Growth was led by strong sales of cleaning and disinfection programs in the pharmaceutical market and better program penetration in the personal care market.

We expect the fourth quarter to yield another period of solid growth for Life Sciences.  Looking longer term, with a premium sales and service offering, a solid group of corporate account prospects and a developing product portfolio, we expect Life Sciences to continue to show strong growth as it builds its business over the next several years, though as a new business with a relatively smaller revenue base pursuing sizable contracts, quarterly comparisons may vary as it builds scale.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	0%	1%
Specialty	6%	6%
Healthcare	45%	1%
Total Global Institutional	7%	2%

INSTITUTIONAL

Fixed currency sales for the Institutional business were flat in the third quarter.  Adjusted for divestitures, fixed currency sales for Institutional rose 1%. Global lodging demand continued to show moderate growth while global full service restaurant industry foot traffic remained weak, particularly in North America.

Looking at Institutional’s regional fixed currency sales, Asia Pacific and Latin America rose modestly, while North America and Europe were off slightly.  The sales performance in part reflects the previously discussed exit of low margin business and the impact of hurricanes in North America, as well as lower shipments to distributors in the quarter.  Adjusted for divestitures, the exit of the low margin business and the lower distributor shipments, and absent the impact from the hurricanes, fixed currency Institutional sales are estimated to have grown 3%.

We believe Institutional business improvement is under way, though not as fast as we would like.  We are working aggressively to win emerging chains and increasing share in existing units, with both emphasizing new innovation that improves customer results and reduces their water, energy and labor costs in markets where we have substantial opportunity.

In the U.S. market, we are accelerating key growth initiatives:

•	We are adding new corporate account headcount and realigning the field to support the greater selling effort
•	We have just launched new warewash and laundry platforms
•	We are initiating a penetration optimization program to stimulate ‘same store’ growth
•	We are driving share gains in the lodging and long term care markets

These efforts are gaining traction. We expect this effort to drive improving trends, with better Institutional sales growth in the fourth quarter and gradually building further in subsequent quarters.

SPECIALTY

Third quarter sales for Specialty grew 6% in fixed currencies, primarily led by new account wins. We continue to drive growth in global quickservice, leveraging generally modest industry trends.  New business gains remain robust, driven by increased service coverage, new product innovations, additional customer solutions and a continued focus among our customers on food safety. The food retail business sales grew moderately, reflecting continued new customer additions and product introductions, particularly in international markets.

Momentum is good in the Specialty business.  With the strong new account wins, our ongoing investments in new products, increased solutions for customers and an expanded sales and service force, we expect a solid fourth quarter and another year of good growth for Specialty in 2017.

HEALTHCARE

Fixed currency Healthcare sales rose 45% in the third quarter, which includes a full quarter of sales from our Anios acquisition. Acquisition adjusted sales, which exclude Anios, increased 1%.  Third quarter growth included significant year-over-year growth within the Anios business (which is leading our international Healthcare expansion), and absent the impact of the hurricanes, Healthcare is estimated to have grown  4%. We saw modest acquisition adjusted gains in North America and Europe; the Anios acquisition is off to a strong start and is ahead of plan.

We continue our focus on executing the Ecolab value proposition, offering innovative products and premium on-site service programs to reduce healthcare acquired infections and increase operational efficiencies, and thereby delivering improved outcomes in hospital operating rooms, patient rooms and central sterile areas. Customer results from our program approach have proven successful. Interest levels remain very attractive and makes us confident in the long-term growth potential for our business.

Ecolab’s outcome-based programs remain a relatively new approach for the industry, and we are well positioned to capitalize on the trend.  Further, we expect Anios to bolster our position in Europe and continue to accelerate our international expansion. We look for fourth quarter 2017 Healthcare sales to show better organic growth as the new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	3%	4%

Third quarter fixed currency Energy segment sales increased 3%. Acquisition adjusted sales grew 4%; absent the hurricane impact, acquisition adjusted sales are estimated to have risen 5%.  Within our upstream businesses, the well stimulation business again recorded very strong growth while our production business declined modestly as growth in North America was offset by international markets. Sales in downstream still grew modestly despite the significant impact from Hurricane Harvey on North America gulf coast, which temporarily shut down many of our customers’ refineries and petrochemical plants.

We look for fourth quarter Energy segment sales to show stronger growth led by share gains and pricing, with continued strong growth in the well stimulation business and moderate growth in our production and downstream businesses as industry activity expands. We continue to be aggressive, using our industry-leading product innovation and sales and service team to drive sales gains this year as well as build for a better year of growth in 2018 as the energy industry recovery broadens.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	8%	8%
Equipment Care	-2%	-2%
Total Other	6%	6%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 8% in the third quarter led by strong sales gains in food & beverage and hospitality, and good growth in restaurants. Regionally, North America and Europe enjoyed strong growth, with good gains in Asia Pacific.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends. We also continue to make progress in globalizing our market-focused capabilities and field technologies. Looking ahead, we expect Pest Elimination sales to show continued good growth in the fourth quarter led by gains in all markets.

EQUIPMENT CARE

In October, Ecolab announced it has agreed to sell the Equipment Care business.  Equipment Care had 2016 sales of $180 million. The transaction is expected to close in the fourth quarter.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Gross Profit	$ 1,672.0	46.9%	$ 1,648.9	48.7%	1%

Third quarter gross margins were 46.9%, declining 180 basis points from the year-ago level. The decline was driven by higher delivered product costs that more than offset the impact from increased pricing and cost savings.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
SG&A	$ 1,087.3	30.5%	$ 1,071.6	31.6%	1%

SG&A expenses represented 30.5% of third quarter sales and declined 110 basis points from last year as sales volume leverage and cost savings more than offset investments in the business.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Consolidated Op. Inc.	$ 579.8	16.3%	$ 574.1	17.0%	1%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 573.6	16.4%	$ 567.4	17.0%	1%

Consolidated operating income margins were 16.3%.  Adjusted for special charges, fixed currency operating income margins were 16.4%, declining 60 basis points from last year’s comparable margin. Absent the impact of hurricanes, acquisition adjusted fixed currency operating margin is estimated to have declined 20 bps.  Adjusted fixed currency operating income increased 1%; absent the impact of the hurricanes, acquisition adjusted fixed currency operating income is estimated to have increased 3%.  Pricing, volume growth and cost savings initiatives more than offset higher delivered product costs, hurricane impacts and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Industrial Op. Inc.	$ 207.4	16.6%	$ 204.1	17.0%	2%

Fixed currency operating income for the Global Industrial segment increased 2%. Fixed currency acquisition adjusted operating income for the Global Industrial segment increased 2% and margins declined 30 basis points to 16.7%.  Absent the hurricane impacts, fixed currency acquisition adjusted operating income is estimated to have increased 4%.  Improved pricing and sales volume gains more than offset higher delivered product costs.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Institutional Op. Inc.	$ 274.2	22.4%	$ 262.1	22.8%	5%

Fixed currency operating income for the Global Institutional segment increased 5%. Acquisition adjusted fixed currency operating income increased 2% while margins declined 10 basis points to 22.9%. Absent the hurricane impact, acquisition adjusted fixed currency operating income is estimated to have increased 3%. Pricing and sales volume gains more than offset innovation and customer investments as well as higher delivered product costs.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Energy Op. Inc.	$ 89.7	11.3%	$ 102.6	13.3%	(13)%

Fixed currency Global Energy segment operating income decreased 13%. Acquisition adjusted fixed currency operating income decreased 11% and margins declined 190 basis points to 11.2%.  Absent the hurricane impact, fixed currency acquisition adjusted operating income is estimated to have decreased 5%.  Volume gains, the benefits from cost reduction actions and a favorable legal cost recovery were more than offset by higher delivered product costs, a rebuild of compensation reductions made in 2016 and modestly lower pricing.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Other Op. Inc.	$ 44.0	19.8%	$ 40.4	19.3%	9%

Fixed currency operating income for the Other segment increased 9% and margins increased 50 basis points to 19.8% as pricing and sales volume gains more than offset increased field-related costs.

($ millions, unaudited)	2017	2016
Corporate
Special Gains/(Charges)	($5.2)	($3.2)
Corp. Expense	(41.7)	(41.8)
Total Corporate Expense	($46.9)	($45.0)

The corporate segment expense includes amortization expense of $42 million in both the third quarter of 2017 and 2016 related to the Nalco merger intangible assets. Corporate segment also includes net special charges of $5 million ($2 million after tax), including special charges primarily related to restructuring, acquisition and integration costs, and other charges. These charges were partially offset by the U.S. dollar cash recovery of intercompany receivables written off during the 2015 deconsolidation of our Venezuelan subsidiaries.

Total special gains and charges for the third quarter of 2016 were immaterial on a net basis.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the third quarter of 2017 was 24.6%, compared with the reported rate of 25.5% in the third quarter of 2016.  Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 23.3% in the third quarter of 2017 and compared with 25.2% for the same period last year. The decrease in our adjusted tax rate was primarily driven by global tax planning strategies and geographic mix.

Ecolab reacquired 0.6 million shares of its common stock during the third quarter of 2017.

The net of this performance is that Ecolab reported third quarter diluted earnings per share of $1.34 compared with $1.27 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, third quarter adjusted diluted earnings per share were $1.37 compared with $1.28 last year.  Hurricane impacts are estimated to have been a negative $0.04 per share in the quarter.

SUMMARY BALANCE SHEET AND

SELECTED BALANCE SHEET MEASURES

(unaudited)	September 30
($ millions)	2017	2016
Cash and cash eq.	$ 209.1	$ 180.6
Accounts receivable, net	2,533.2	2,349.6
Inventories	1,509.0	1,342.4
Other current assets	363.2	299.4
PP&E, net	3,617.2	3,292.9
Goodwill and intangibles	11,194.0	10,429.8
Other assets	431.0	484.1
Total assets	$ 19,856.7	$ 18,378.8

Short-term debt	$ 1,073.0	$ 1,571.2
Accounts payable	1,115.9	1,022.7
Other current liabilities	1,567.7	1,580.1
Long-term debt	6,484.5	5,091.4
Pension/Postretirement	983.7	914.5
Other liabilities	1,332.7	1,257.1
Total equity	7,299.2	6,941.8
Total liab. and equity	$ 19,856.7	$ 18,378.8

	September 30
(unaudited)	2017	2016
Total Debt/Total Capital	50.9%	49.0%
Net Debt/Total Capital	50.2%	48.3%
Net Debt/EBITDA	2.6	2.6
Net Debt/Adjusted EBITDA	2.5	2.3

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 50% at September 30, 2017, with the net debt to adjusted EBITDA ratio at 2.5 times. Both metrics reflect a year-on-year increase in net debt related to the Anios acquisition.

SELECTED CASH FLOW ITEMS

	Nine Months Ended
(unaudited)	September 30
($ millions)	2017	2016
Cash from op. activities	$ 1,444.9	$ 1,491.7
Depreciation	437.0	420.9
Amortization	228.5	217.2
Capital expenditures	538.2	478.6

ADOPTION OF NEW ACCOUNTING STANDARDS

Beginning in 2018, Ecolab will adopt the new FASB revenue recognition standard. We have reviewed our product and service offerings under the new standard and the SEC requirement for separation of them in our income statement.  As such, we anticipate disclosing product and service offerings separately in our income statement starting in 2018. We also anticipate certain costs will be reclassified from Selling, General, and Administrative (SG&A) expenses to Cost of Sales (COS), to align with the costs of providing newly classified service revenue.  We anticipate restating the 2016 and 2017 financial statements to align with the revised presentation.

Ecolab will also adopt the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension expense (income) will be recorded below operating income.  We will apply the new standard retrospectively, and will restate the 2016 and 2017 financial statements to reflect the adoption of the pension accounting standard.  Adoption and restatement of the pension accounting standard will not impact net income.

FORECAST

Looking ahead, we expect the improving business momentum to continue through the fourth quarter. Sales growth is improving across most of our businesses, new innovation launches are adding to growth and enhancing our leadership positions, and pricing has accelerated.

We expect these accelerating growth trends to be reflected in the fourth quarter. We look for adjusted diluted earnings per share to be in the $1.35 to $1.45 range, up 8% to 16% compared with $1.25 earned last year.  We look for improved acquisition adjusted fixed currency sales growth in all our segments. Pricing should exceed delivered product cost increases in the quarter as we continue our work to improve margins.  Our fourth quarter forecast EPS range includes a -$0.04 of hurricane-related impact, and the loss of Equipment Care income will reduce earnings per share by an expected $0.01 per share.  Global Energy will also reflect the rebuilding of compensation reduced in 2016’s cost reduction actions which, when combined with the higher delivered product costs, is expected to yield lower Global Energy operating income than last year’s fourth quarter.  We expect consolidated gross margins to be slightly lower than last year, with lower selling, general and administrative ratio to sales, reduced interest expense and a slightly improved adjusted tax rate versus 2016.  At current rates of exchange, we expect foreign currency to have a favorable $0.02 impact on fourth quarter diluted earnings per share.

Reflecting the impact of the hurricanes on sales and costs (estimated to be $0.08 per share) and the expected sale of Equipment Care (where the loss of income is expected to reduce fourth quarter earnings per share by $0.01), we have revised our full year adjusted diluted earnings per share to the $4.65 to $4.75 per share range in 2017, rising 6% to 9%.  Our prior forecast was $4.70 to $4.90.  When compared with our 2016 performance, we expect improved acquisition adjusted fixed currency sales growth in all our business segments. We anticipate a slightly lower adjusted gross margin as pricing and cost efficiency actions are more than by offset by higher delivered product costs, with a slightly lower selling, general and administrative ratio to sales, lower interest expense and an improved adjusted tax rate versus 2016.  At current rates of exchange, we expect foreign currency translation to have a neutral impact on full year diluted earnings per share.

SUMMARY

In summary, our business continues to accelerate.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency.  We expect improving volume growth and pricing across all our business segments to overcome delivered product cost headwinds and deliver attractive earnings per share growth in 2017, while we continue to make the right investments to drive our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2017 fourth quarter and full-year financial and business results, sales and earnings growth, gross margin, interest expense, tax rate, shares outstanding, margins, global economies, delivered product costs, energy market forecast, new business, performance against the market, innovation, investments, pricing, cost savings, foreign currency, the impact of hurricanes, closing of pending M&A transactions and actions and impacts associated with the adoption of new accounting standards. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our most recent Annual Report on Form 10-K and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2017.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the third quarter 2017 supplemental discussion.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent)	2017	2016	2017	2016

Net Sales
Reported GAAP net sales	$ 3,563.3	$ 3,386.1	$ 10,187.6	$ 9,800.7
Effect of foreign currency translation	(71.7)	(54.4)	(96.9)	(113.6)
Non-GAAP fixed currency sales	$ 3,491.6	$ 3,331.7	$ 10,090.7	$ 9,687.1

Cost of Sales
Reported GAAP cost of sales	$ 1,891.3	$ 1,737.2	$ 5,454.4	$ 5,153.8
Special (gains) and charges	0.3	0.0	26.2	61.9
Non-GAAP adjusted cost of sales	$ 1,891.0	$ 1,737.2	$ 5,428.2	$ 5,091.9

Gross Margin
Reported gross margin	46.9%	48.7%	46.5%	47.4%
Non-GAAP adjusted gross margin	46.9%	48.7%	46.7%	48.0%

Operating Income
Reported GAAP operating income	$ 579.8	$ 574.1	$ 1,392.1	$ 1,358.1
Effect of foreign currency translation	(11.4)	(9.9)	(16.0)	(20.0)
Non-GAAP fixed currency operating income	$ 568.4	$ 564.2	$ 1,376.1	$ 1,338.1

Operating Income
Reported GAAP operating income	$ 579.8	$ 574.1	$ 1,392.1	$ 1,358.1
Special (gains) and charges	5.2	3.2	74.1	97.6
Non-GAAP adjusted operating income	585.0	577.3	1,466.2	1,455.7
Effect of foreign currency translation	(11.4)	(9.9)	(16.0)	(20.0)
Non-GAAP adjusted fixed currency operating income	$ 573.6	$ 567.4	$ 1,450.2	$ 1,435.7

Operating Income Margin
Reported GAAP operating income margin	16.3%	17.0%	13.7%	13.9%
Non-GAAP adjusted fixed currency operating income margin	16.4%	17.0%	14.4%	14.8%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent and per share)	2017	2016	2017	2016

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 392.4	$ 374.1	$ 942.5	$ 863.3
Special (gains) and charges, after tax	2.4	(0.6)	53.2	60.8
Discrete tax net expense (benefit)	8.3	4.5	(24.2)	3.6
Non-GAAP adjusted net income attributable to Ecolab	$ 403.1	$ 378.0	$ 971.5	$ 927.7

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.34	$ 1.27	$ 3.20	$ 2.91
Special (gains) and charges, after tax	0.01	0.00	0.18	0.20
Discrete tax net expense (benefit)	0.03	0.02	(0.08)	0.01
Non-GAAP adjusted diluted EPS	$ 1.37	$ 1.28	$ 3.30	$ 3.12

Provision for Income Taxes
Reported GAAP tax rate	24.6%	25.5%	21.7%	24.7%
Special gains and charges	0.3	0.6	0.4	1.0
Discrete tax items	(1.6)	(0.9)	1.9	(0.3)
Non-GAAP adjusted tax rate	23.3%	25.2%	24.0%	25.4%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,322.7	$ 1,098.0
Provision for income taxes	380.8	324.3
Interest expense, net	245.5	258.6
Depreciation	585.2	557.7
Amortization	297.3	292.8
EBITDA	$ 2,831.5	$ 2,531.4
Special (gains) and charges impacting EBITDA	82.0	341.5
Adjusted EBITDA	$ 2,913.5	$ 2,872.9

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (1)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (2)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.01	$ 1.87	$ 1.34	$ 3.20
Adjustments:
Special (gains) and charges (3)	0.02	0.16	0.17	0.01	0.18
Discrete tax expense (benefits) (4)	(0.08)	(0.03)	(0.11)	0.03	(0.08)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.13	$ 1.93	$ 1.37	$ 3.30

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(2) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually immaterial items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually immaterial items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.

(3) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million and $1.4 million, net of tax, in the first, second and third quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million and $1.7 million, net of tax, in the first, second and third quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million and $2.0 million, net of tax, during the second and third quarter, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, and litigation charges of $1.4 million, net of tax, in the third quarter.

(4) Discrete tax expense (benefits) were driven by $16.0 million, $10.8 million, and $2.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, and third quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7M was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return.